EDISON INTERNATIONAL

               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE

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
                                                           3 Months Ended                     6 Months Ended
                                                              June 30,                           June 30,
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In thousands, except per-share amounts                    2000           1999                2000           1999
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
Consolidated net income                               $ 137,167      $ 128,422           $ 246,709        $271,633
Basic weighted average shares                           331,695        347,204             338,344         347,846
Diluted weighted average shares                         331,977        348,233             338,626         348,875

Basic earnings per share                                   $.41           $.37                $.73            $.78
Diluted earnings per share                                 $.41           $.37                $.73            $.78

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